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                                                     EXHIBIT (11)

                                    THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                                          Computation of Earnings Per Share
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Amounts in Millions Except Per Share Amounts

                                                                   Three Months Ended               Six Months Ended
                                                                      December 31                     December 31
                                                                  2001            2000            2001            2000
                                                              -------------   -------------   -------------   -------------
BASIC NET EARNINGS PER SHARE
Net earnings                                                       $ 1,299         $ 1,194         $ 2,403         $ 2,349
Deduct preferred stock dividends                                        31              30              63              61
                                                              -------------   -------------   -------------   -------------
Net earnings applicable to common stock                            $ 1,268         $ 1,164         $ 2,340         $ 2,288
                                                              =============   =============   =============   =============

Average number of common shares outstanding                        1,295.1         1,301.8         1,295.6         1,303.7
                                                              =============   =============   =============   =============

Basic net earnings per share                                        $ 0.98          $ 0.89          $ 1.81          $ 1.76
                                                              =============   =============   =============   =============

DILUTED NET EARNINGS PER SHARE
Net earnings                                                       $ 1,299         $ 1,194         $ 2,403         $ 2,349
Deduct differential - preferred
      vs. common dividends                                               2               4               6               8
                                                              -------------   -------------   -------------   -------------
Net earnings applicable to common stock                            $ 1,297         $ 1,190         $ 2,397         $ 2,341
                                                              =============   =============   =============   =============

Average number of common shares outstanding                        1,295.1         1,301.8         1,295.6         1,303.7
Add potential effect of:
      Exercise of options                                             17.0            17.0            15.5            13.8
      Conversion of preferred stock                                   89.4            92.2            89.9            92.5
                                                              -------------   -------------   -------------   -------------
Average number of common shares
      outstanding, assuming dilution                               1,401.5         1,411.0         1,401.0         1,410.0
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Diluted net earnings per share                                      $ 0.93          $ 0.84          $ 1.71          $ 1.66
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